Exhibit 10.7
6 February 2001
Mr R. Cunningham
22A Upper Avenue Road
MOSMAN NSW 2088
Dear Ross,
The purpose of this letter is to specify conditions which would apply to you should your employment with the Company be terminated by the Company for any reason other than fraud or gross misconduct (“termination”) and to specify the notice required by you in the case of your resignation from the Company.

w Termination Payment:	In the case of termination, and in recognition of your past long service to the Company, you shall be entitled to receive one year’s total annual remuneration.

Total annual remuneration will be defined as:
•	your base salary as approved in the last review, plus the gross value of the most recent annual bonus paid;

•	the remuneration value of the company vehicle provided in your package (if applicable);

•	the value, or notional value of the company contributions to your superannuation fund;

•	the total value of any other remuneration — eg. “salary sacrifices” provided in your package (if applicable).

w Retention Payment:	In the case of a take-over of the Company, and in recognition of the interests of shareholders, executives and continuity of business, if you are still in the employ of the Company 6 months following the completion of the take-over, you will be entitled to a retention payment equal to 6 months total annual remuneration. The Company shall not be entitled to terminate your employment during the 6 month period without payment of the retention payment.

w Resignation:	In the case of your resignation from the employ of the Company, you must provide 3 months prior notice thereof to the Company.

w Corporations Law Limit on Benefits:	If section 200B of the Australian Corporations Law applies, then nothing in this letter shall allow you to receive an amount greater than that permitted under section 200G of the Australian Corporations Law.
I should also note that the Company has just adopted a new General Redundancy Policy (the “New Policy”) (copy attached). You would be entitled, in the case of Redundancy (as defined under the New Policy), to a payment under either the New Policy or the previous policy it replaced (the “Existing Policy”) (as defined under the New Policy) (copy attached). The payment will be the greater of the two amounts calculated in accordance with the New Policy and the Existing Policy applicable to an employee on job level JG 22+.
These conditions will expressly form part of your contract of service with the Company from the date of this letter. Kindly sign, date and return the attached copy of this letter to indicate your acceptance of these conditions.
Yours sincerely,
SIMSMETAL LIMITED / SIMSMETAL SERVICES PTY LTD
JOHN CRABB
Managing Director and CEO
Simsmetal Limited

I accept these conditions of employment:	ROSS CUNNINGHAM

Dated: